Exhibit 99.1

NEWS FROM ARCH COAL

Investors: Jennifer Beatty 314/994.2781

Arch Coal Completes Consent Solicitation for Its 8.750% Senior Notes due 2016

ST. LOUIS, Dec. 13, 2013 —Arch Coal, Inc. (NYSE:ACI) today announced that it has successfully completed its consent solicitation with respect to its 8.750% Senior Notes due 2016 (CUSIP No. 039380AB6) (the “Notes”).

On December 2, 2013, Arch commenced a cash tender offer (the “Tender Offer”) for any and all of its outstanding $600 million aggregate principal amount of Notes.  In connection with the Tender Offer, Arch solicited consents (the “Consent Solicitation”) from the holders of the Notes for certain proposed amendments to the indenture governing the Notes (the “Indenture”).  The deadline for tendering Notes to be eligible to receive a consent payment in connection with the Consent Solicitation was 5:00 p.m., New York City time, on December 13, 2013 (the “Consent Expiration”).  As of the Consent Expiration, Arch had received tenders and consents representing $438,107,000 in aggregate principal amount of the outstanding Notes.  The consents received exceeded the minimum needed to amend the Indenture.  Accordingly, Arch and U.S. Bank National Association, as trustee, have executed a supplemental indenture that eliminates most of the covenants and certain default provisions applicable to the Notes.

Arch will make a cash payment of $1,049.25 per $1,000 principal amount of Notes, which includes a consent payment of $30.00 per $1,000 principal amount of Notes, plus accrued and unpaid interest from the most recent interest payment date on the Notes up to, but not including, the initial settlement date, to the holders of Notes who tendered prior to the Consent Expiration.  The initial settlement date will be a business day of Arch’s choice promptly following the satisfaction or waiver of the conditions to the consummation of the tender offer.

The Tender Offer will expire at 11:59 p.m., New York City time, on December 30, 2013, unless extended (such date and time, as the same may be extended, the “Expiration Time”), with final settlement expected to occur on the following business day after the Expiration Time.

Remaining holders who validly tender their Notes after the Consent Expiration and before the Expiration Time will be eligible to receive $1,019.25 per $1,000 principal amount of Notes, plus accrued and unpaid interest from the most recent interest payment date on the Notes up to, but not including, the final settlement date.  Any extension, termination or amendment of the Tender Offer will be followed as promptly as practicable by a public announcement thereof.

The terms and conditions of the Tender Offer and Consent Solicitation are described in an Offer to Purchase and Consent Solicitation Statement, dated December 2, 2013 (the “Statement”), and a related Consent and Letter of Transmittal, which have been sent to holders of Notes.  Arch’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Statement and the related Consent and Letter of Transmittal.  This news release is not an offer to purchase, a solicitation of an offer to sell, or a solicitation of consents with respect to any securities.  The Tender Offer and Consent Solicitation are made only by, and pursuant to the terms of, the Statement and the related Consent and Letter of Transmittal, and the information in this news release is qualified by reference thereto.  None of Arch, the Dealer Manager and Solicitation Agent or the Depositary and Information Agent makes any recommendation in connection with the Tender Offer and the Consent Solicitation.  Subject to applicable law, Arch may amend, extend or, subject to certain conditions, terminate the Tender Offer or the Consent Solicitation.  In addition, this news release does not constitute a notice of redemption of the Notes under the optional redemption provisions of the Indenture.

BofA Merrill Lynch is the Dealer Manager and Solicitation Agent for the Tender Offer and the Consent Solicitation. Persons with questions regarding the Tender Offer or the Consent Solicitation should contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).  Requests for copies of the Statement, the related Consent and Letter of Transmittal, the Indenture and other related materials should be directed to Global Bondholder Services Corporation, the Depositary and Information Agent for the Tender Offer and the Consent Solicitation, at (212) 430-3774 (for banks and brokers only) or (866) 807-2200 (for all others and toll-free).

U.S.-based Arch Coal, Inc. is one of the world’s top coal producers for the global steel and power generation industries, serving customers on five continents.  Its network of mining complexes is the most diversified in the United States, spanning every major coal basin in the nation.  The company controls more than 5 billion tons of high-quality metallurgical and thermal coal reserves, with access to all major railroads, inland waterways and a growing number of seaborne trade channels.

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Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.